Exhibit 21.1

SUBSIDIARIES OF SITEONE LANDSCAPE SUPPLY, INC.

As of the date of this filing, SiteOne Landscape Supply, Inc. has the following subsidiaries:

Entity Name	Jurisdiction of Formation
SiteOne Landscape Supply Midco, Inc.	Delaware
SiteOne Landscape Supply Bidco, Inc.	Delaware
SiteOne Landscape Supply Holding, LLC	Delaware
SiteOne Landscape Supply, LLC	Delaware
SiteOne Services, LLC	Delaware
SiteOne Landscape Supply, Ltd.	Ontario, Canada
LESCO, Inc.	Ohio
Green Resource, LLC	North Carolina
GR4, LLC	North Carolina
Hydro-Scape Products, Inc.	California
Bissett Equipment Corp.	New York
American Builders Supply, Inc.	California
ABS Logistics LLC	Nevada
MasonryClub, Inc.	California
Canoga Masonry Supply, Inc.	California
Atlantic Irrigation Specialties, Inc.	New York
Atlantic Irrigation South, LLC	North Carolina
Atlantic Irrigation of Canada Inc.	Ontario, Canada
Sprinklersupplystore.com LLC (50% owned)	Delaware
Auto-Rain Supply, Inc.	Washington
LandscapeXpress, Inc.	Delaware
LandscapeXpress, Inc.	Massachusetts
Koppco, Inc.	Missouri
Kirkwood Material Supply, Inc.	Missouri
The Dirt Doctors, LLC	New Hampshire
Zaren Leasing, LLC	New Hampshire
Modern Builders Supply, Inc.	California
Timberwall Landscape & Masonry Products, Inc	Minnesota
Rodvold Enterprises, Inc.	California